Exhibit 99.1

ISS RECOMMENDS CYNAPSUS THERAPEUTICS SECURITYHOLDERS

VOTE FOR THE PLAN OF ARRANGEMENT

TORONTO – September 28, 2016 – Cynapsus Therapeutics Inc. (“Cynapsus”) (NASDAQ:CYNA) (TSX: CTH) is pleased to announce today that Institutional Shareholder Services (“ISS”), a leading independent proxy advisory firm, has recommended that Cynapsus shareholders and warrantholders (together, “Securityholders”) vote FOR the special resolution to approve the previously announced plan of arrangement (the “Arrangement”) whereby Sunovion CNS Development Canada ULC, a wholly owned subsidiary of Sunovion Pharmaceuticals Inc., will acquire all of the outstanding common shares and warrants of Cynapsus. The special resolution will be considered at the upcoming special meeting of Securityholders (the “Meeting”) to be held on October 13, 2016 at 10 a.m. (Toronto time).

ISS is a leading independent international corporate governance analysis and proxy voting firm. Its recommendations assist shareholders in making decisions regarding proxy voting. In its analysis, ISS said that:

“The Arrangement is the result of arm's length negotiations between the company and the acquirer. The high premium provided under the Arrangement provides the best return for shareholders compared to other offers seen by the Special Committee and the board. In light of the significant cash premium which provides certainty of value, and the adequate transaction process undertaken for the proposed deal, shareholder approval of this resolution is warranted.”*

Cynapsus’ President and CEO, Anthony Giovinazzo, said “We are pleased that ISS has confirmed our view that Securityholders should support the transaction with Sunovion and that ISS recognized the high cash premium that shareholders will receive as a result of the Arrangement.”

Securityholders are reminded to vote their proxy FOR the Arrangement and all related proposals before the proxy voting deadline Tuesday, October 11, 2016 at 10:00 a.m. (Toronto time).

If you have any questions about the information contained in Cynapsus’ Management Information Circular that was filed on SEDAR and EDGAR on September 16, 2016, or require assistance with voting your Securities, please contact D.F. King by telephone at 1-866-521-4427 toll-free in North America, or at 1-201-806-7301 outside of North America (collect calls accepted), or by email at inquiries@dfking.com.

*Permission to quote from the ISS report was neither sought nor obtained.

About Cynapsus

Cynapsus is a specialty central nervous system pharmaceutical company that has been developing a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with PD. For additional company information, please visit http://www.cynapsus.ca.

About Sunovion Pharmaceuticals Inc. (Sunovion)

Sunovion is a global biopharmaceutical company focused on the innovative application of science and medicine to help people with serious medical conditions. Sunovion’s spirit of innovation is driven by the conviction that scientific excellence paired with meaningful advocacy and relevant education can improve lives. Sunovion has charted new paths to life-transforming treatments that reflect ongoing investments in research and development and an unwavering commitment to support people with psychiatric, neurological, and respiratory conditions. Sunovion’s track record of discovery, development and commercialization of important therapies has included Brovana® (arformoterol tartrate), Latuda® (lurasidone HCI), and most recently Aptiom® (eslicarbazepine acetate).

Headquartered in Marlborough, Mass. Sunovion is an indirect, wholly-owned subsidiary of Sumitomo Dainippon Pharma Co., Ltd. Sunovion Pharmaceuticals Europe Ltd., based in London, England, and Sunovion Pharmaceuticals Canada Inc., based in Mississauga, Ontario, are wholly-owned direct subsidiaries of Sunovion Pharmaceuticals Inc. Additional information can be found on the Company’s web sites: www.sunovion.com, www.sunovion.eu and www.sunovion.ca. Connect with Sunovion on Twitter @Sunovion and LinkedIn.

Additional Information and Where to Find It

Further information regarding the Arrangement is contained in a management information circular that Cynapsus has prepared and mailed to its Securityholders in connection with the Meeting. Securityholders are urged to read the information circular as it contains important information concerning the Arrangement. Securityholders may obtain a copy of the arrangement agreement, information circular and other related materials at www.sec.gov and www.sedar.com.

This press release is for informational purposes only. It does not constitute an offer to purchase securities of Cynapsus or a solicitation or recommendation statement under the rules and regulations of the SEC or other applicable United States laws.

Contact Information

Company Contact:

Kristen Galfetti

Vice President, Investor Relations

(416) 703-2499 x246

kgalfetti@cynapsus.ca

Media Contact:

Russo Partners LLC

Matt Middleman

(212) 845-4272

matt.middleman@russopartnersllc.com